Exhibit 99.1

Contact:	Tom Monahan
	Chairman and Chief Executive Officer	1919 North Lynn Street
	(571) 303-4080	Arlington, Virginia 22209
	heroldl@executiveboard.com	www.executiveboard.com
THE CORPORATE EXECUTIVE BOARD ANNOUNCES DEPARTURE
OF CHIEF FINANCIAL OFFICER
Joyce Liu, Managing Director — Financial Planning & Analysis, Named Interim CFO
ARLINGTON, VA (August 19, 2008) — The Corporate Executive Board Company (“CEB” or the “Company”) (NASDAQ: EXBD) announced today that Chief Financial Officer Timothy Yost will be leaving the Company on September 5, 2008 to become Chief Financial Officer at Clark Construction Group, LLC, a private construction services company headquartered in Bethesda, Maryland.
Joyce Liu, who has served as the Managing Director — Financial Planning & Analysis at CEB, will be appointed interim CFO, effective upon the departure of Mr. Yost, and the Company has retained Heidrick & Struggles to conduct the search to replace Mr. Yost. Ms. Liu has worked closely with Mr. Yost during her more than three years with the Company.
Tom Monahan, Chairman and Chief Executive Officer commented, “Tim has played an important role in the growth, success, and impeccable record of financial integrity of our company across the past six years. His decision to accept the opportunity with Clark Construction aligns with his long-term interest in this industry. Although we will miss him, we can only wish him the very best in his next endeavor. He has built a strong team underneath him that will keep things on track as we secure a replacement whose skills will help us achieve our next stage of growth. Joyce has worked for the Company for more than three years and has worked closely with Tim and me for that entire time.”
Mr. Yost commented, “I have enjoyed working at CEB over the past 11 years and serving as CFO over the past six years. I am proud to have built a knowledgeable and capable finance and accounting team and, while I look forward to my new job, I will miss working with my colleagues at CEB as they leverage the Company’s distinctive assets to reach its next stage of success and growth.”
CEB is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 4,700 of the world’s largest and most prestigious corporations, including over 80% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 275,000 corporate best practices. For more information, please visit http://www.executiveboard.com.
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